Exhibit (a)(1)(i)

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              CERTIFICATE OF TRUST
                                       OF
                             BHR INSTITUTIONAL FUNDS

      This Certificate of Amendment to the Certificate of Trust of BHR Institutional Funds, a Delaware statutory trust (the "Trust"), dated as of January 27, 2010, is being duly executed and filed on behalf of the Trust by the undersigned, as a Trustee of the Trust and not individually, to amend the Certificate of Trust of the Trust filed with the Secretary of State of the State of Delaware on June 2, 2006 (the "Certificate of Trust") pursuant to Section 3810(b) of the Delaware Statutory Trust Act, 12 Del. C. ss.ss. 3810 et seq.

      1. Name. The name of the statutory trust is BHR Institutional Funds.

      2. Certificate of Amendment to the Trust. The Certificate of Trust is hereby amended by deleting Section 1 thereof in its entirety and inserting the following in lieu thereof:

      "1. Name. The name of the statutory trust is DundeeWealth Funds."

      3. Effective Time. This Certificate of Amendment shall be effective upon the date and time of filing.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Trust as of the date first written above.



                                            By: /s/ Amy Duling
                                                ----------------------------
                                                Name: Amy Duling
                                                Title: Trustee